                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the Registration Statement on Form N-4 ("the Registration Statement") of our report dated February 7, 2003, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 20, 2003 relating to the financial statements of New York Life Insurance and Annuity Corporation Variable Annuity Separate Account-III, which appear in such Statement of Additional Information. We also consent to the references to us under the headings "Financial Statements" and "Condensed Financial Information" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

New York, New York
May 14, 2003